Exhibit 99.1

PROTECTION ONE ANNOUNCES FOURTH QUARTER AND FULL YEAR  2002 RESULTS,
RESTATEMENT OF FINANCIAL RESULTS FOR FIRST THREE QUARTERS OF 2002,
AND DELAY OF ANNUAL REPORT ON FORM 10-K

TOPEKA, Kan., March 28, 2003 — Protection One, Inc. (NYSE: POI) today reported unaudited financial results (see “Annual Report on Form 10-K Delayed” below) for the fourth quarter and full year ended December 31, 2002.  Fourth quarter 2002 results include an additional charge for the impairment of goodwill pursuant to Statement of Financial Accounting Standards (SFAS) No. 142.  Full year 2002 results include a restatement of financial results for the first three quarters of 2002, arising from changing the Company’s accounting for customer acquisition costs.

Fourth Quarter 2002 Results

Revenues for the fourth quarter 2002 were $71.0 million compared to $76.9 million for the fourth quarter 2001, a decrease of 7.7%, reflecting a decrease in the Company’s subscriber base.

Net loss for the fourth quarter 2002 was ($100.4) million, or ($1.03) per share, compared to a net loss of ($21.3) million, or ($0.21) per share, in the prior year’s period.  The net loss for the fourth quarter of 2002 included a goodwill impairment charge of $90.7 million, net of tax of $13.2 million, or approximately ($0.93) per share.

Although the Company selected July 1 as its annual goodwill impairment test date, after regulatory actions, which prompted its parent company to advise the Company that it intended to dispose of its investment in Protection One, the Company completed an additional impairment test of goodwill as of December 31, 2002.  The fourth quarter impairment charge to goodwill of $103.9 million was attributable to the Company’s North American segment.  Approximately $41.8 million of goodwill attributable to its Network Multifamily segment as of December 31, 2002 was not affected by the charge.

The customer account impairment charge recorded in the first  quarter of 2002 and the requirement to no longer amortize goodwill pursuant to SFAS No. 142 resulted in reduced amortization and depreciation expense in the fourth quarter 2002 compared to the fourth quarter of 2001.  During the fourth quarter 2002, the Company recorded amortization and depreciation expense, net of tax, of $13.3 million, or $0.14 per share, compared to $26.3 million, or $0.26 per share in the comparable period in 2001.

Protection One’s total quarterly annualized customer attrition rate for the fourth quarter 2002 was 11.9% compared to 18.5% in the comparable period in 2001. North America’s quarterly annualized customer attrition rate for the fourth quarter 2002 was 14.0% compared to 22.6% in the fourth quarter of 2001.  These reductions in attrition rates reflect the success of the Company’s programs designed to improve customer retention.

The weighted average number of outstanding shares during the fourth quarter 2002 was 97,956,039, compared to 99,504,495 in the fourth quarter of 2001, a decrease of 1.6%, because of the Company’s stock repurchase plan.  As of December 31, 2002, there were 97,956,340 shares outstanding.

Fiscal Year 2002 Results

Revenues for the fiscal year ended December 31, 2002, were $290.6 million, compared to $332.8 million for 2001, a decrease of 12.7%, primarily because of a continuing decline in the Company’s subscriber base.

The net loss in 2002 was $(880.9) million, or $(8.98) per share, compared to $(86.0) million, or $(0.82) per share, in 2001.

The net loss for fiscal 2002 included a goodwill impairment charge of $634.3 million, net of tax of $85.5 million, or approximately ($6.47) per share of which $543.6 million, net of tax of $72.3 million, or approximately ($5.54) per share was recorded in the first quarter 2002 upon adoption of SFAS No. 142, and $90.7 million, net of tax of $13.2 million, or approximately ($0.93) per share was recorded in the fourth quarter after conducting an impairment test of goodwill as of December 31, 2002 (see “Fourth Quarter 2002 Results” above).  This goodwill impairment charge for the fourth quarter was attributable to the North America business unit.

Costs of monitoring and related services for the 2002 fiscal year decreased to $78.6 million from $100.6 million in fiscal 2001, a 21.9% improvement, primarily as a result of consolidating monitoring facilities in 2001 and early 2002.

Other costs of revenue increased to $34.5 million in 2002 from $18.5 million in 2001.  This increase in costs arose from increased sales and from treating certain installation and equipment customer acquisition costs as deferred costs rather than as property & equipment (see “Restatements of First Three Quarters of 2002” below).  Deferred customer acquisition costs in excess of deferred revenues are amortized through costs of revenues and selling expenses over two, three or five year amortization periods, depending on initial contract length.

General and administrative costs for the year ended December 31, 2002, were $84.4 million, 22.4% better than the $108.8 million recorded for the year ended December 31, 2001, primarily from lower personnel costs, professional fees and litigation costs.

The customer account impairment charge recorded in the first quarter of 2002 and the requirement to no longer amortize goodwill pursuant to SFAS No. 142 resulted in reduced amortization and depreciation expense in 2002 compared to 2001.  During 2002, the Company recorded amortization and depreciation expense, net of tax, of $53.6 million, or $0.55 per share, compared to $105.8 million, or $1.00 per share in 2001.

The total Company’s annualized customer attrition rate during 2002 was 11.2% compared to 15.5% during 2001.   The annualized customer attrition rate for the Company’s North American operations during fiscal year 2002 was 13.1% compared with 18.7% in 2001, reflecting the results of the Company’s focus on customer retention.  The annualized customer attrition rate for the Company’s Multifamily operations during fiscal year 2002 was 6.6% compared with 6.3% in 2001.

The weighted average number of outstanding shares during 2002 was 98,071,206, compared to 105,458,601 during 2001, a decrease of 7.0%, because of the Company’s stock repurchase plan.  As of December 31, 2002, there were 98,105,084 shares outstanding.

Balance Sheet

The total debt outstanding as of December 31, 2002, was $558.0 million, compared to $584.8 million as of December 31, 2001, a decrease of 4.6%.  The Company had $137.5 million outstanding under its credit facility with Westar Energy, Inc. (“Westar”) as of December 31, 2001. Currently the Company has $215.5 million in borrowings outstanding under the facility.

The Company may, from time-to-time, continue to repurchase its publicly traded debt, which is trading at a discount, as well as purchase shares of its common stock, depending on market conditions and other factors the Company deems appropriate.

Restatements of First Three Quarters of 2002

Protection One restated its quarterly financial information for each of the first three quarters of 2002.  Previously, the Company capitalized as property & equipment the direct and incremental costs of the electronic security systems (equipment and associated labor) that it installs in homes or businesses and for which it retains title.  Protection One previously depreciated this equipment over the expected life of the customer, which was either 9 or 10 years. Other direct and incremental costs incurred in connection with the sale of these systems were capitalized as deferred customer acquisition cost. The Company determined that the costs capitalized as property & equipment would be more appropriately capitalized as deferred customer acquisition costs.  Deferred customer acquisition costs in excess of deferred revenue are recognized, on a straightline method, over the initial contract term, which is typically three years for residential customers, five years for commercial customers, and five to eight years for the Multifamily segment.  To the extent deferred costs are less than deferred revenues, such costs are recognized over the estimated life of the customer.

  This determination resulted in a greater amount of cost in excess of deferred revenues being amortized over the initial contract term, which is a significantly shorter period of time than the estimated life of a customer arrangement.  The net effect of the restatements discussed above has been reflected in the appropriate quarterly results as follows:

	As Previously Reported*		Restatement		As Restated
	Amount	Earnings Per Share	Amount	Earnings Per Share	Amount	Earnings Per Share
	(Dollars in thousands, except for per share amounts)
Revenues

2002 — Quarter Ended:
March 31	$74,045		$(118)		$73,927
June 30	72,943		346		73,289
September 30	72,019		346		72,365

For the Nine Months Ended September 31, 2002	$219,007		$574		$219,581

Gross Profit

2002 — Quarter Ended:
March 31	$48,999		$(7,389)		$41,610
June 30	49,134		(2,692)		46,442
September 30	47,525		(2,752)		44,773

For the Nine Months Ended September 31, 2002	$145,658		$(12,833)		$132,825

Income (loss) from continuing operations before accounting change

2002 — Quarter Ended:
March 31	$(225,662)	$(2.29)	$(4,811)	$(.05)	$(230,473)	$(2.34)
June 30	5,059.05		(1,149)	(.01)	3,910.04
September 30	(6,147)	(.07)	(1,194)	(.01)	(7,341)	(.08)

For the Nine Months Ended September 31, 2002	$(226,750)	$(2.31)	$(7,154)	$(0.07)	$(233,904)	$(2.38)

Net income (loss)

2002 — Quarter Ended:
March 31	$(770,943)	$(7.83)	$(4,811)	$(.05)	$(775,754)	$(7.88)
June 30	3,715.04		(1,149)	(.01)	2,566.03
September 30	(6,062)	(.06)	(1,194)	(.01)	(7,256)	(.07)

For the Nine Months Ended September 31, 2002	$(773,290)	$(7.85)	$(7,154)	$(0.07)	$(780,444)	$(7.92)

*Revenues and Gross Profit have been adjusted from the originally filed amounts to reflect the classification of Canguard and PODS as discontinued operations.

The impact of adopting this position on the financial results of 2001 and 2000 was not material and is reflected in the first quarter results of 2002.

Annual Report on Form 10-K Delayed

The Company also announced that it intends to file its Annual Report on Form 10-K not later than 15 days following March 31, 2003, pursuant to Rule 12b-25 under the Securities Exchange Act of 1934.  Protection One understands that this delay will provide sufficient time for a special committee of the Board of Directors of Westar Energy, Inc., the 88% owner of the Company, to complete its previously announced investigation so that Westar’s and Protection One’s independent auditors will be able to complete their audits of Westar’s and  the Company’s financial statements.  The Company has been advised that the special committee of Westar’s Board of Directors has advised Westar that the results of its investigation are not expected to result in adjustments to Westar’s or to Protection One’s financial statements.

Protection One, one of the leading commercial and residential security service providers in the United States, provides monitoring and related security services to more than one million residential and commercial customers in North America and is a leading security provider to the multifamily housing market through Network Multifamily.   For more information on Protection One, go to http://www.ProtectionOne.com.

Forward-looking Statements: Certain matters discussed in this news release are “forward-looking statements.” The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words or phrases, such as “we believe”, “we anticipate,” “we expect” or words of similar meaning. Forward-looking statements describe our future plans, objectives, expectations or goals. Such statements address future events and conditions concerning capital expenditures, earnings, litigation, our parent company’s disposition of its investment in us, mergers, acquisitions, dispositions, accounting matters, liquidity and capital resources, interest rates, and our ability to enter new markets successfully. Our actual results may differ materially from those discussed here. See the Company’s Annual Report on Form 10-K for the year ended December 31, 2001, and the quarterly report on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002, and September 30, 2002, and current reports on Form 8-K for further discussion of factors affecting the Company’s performance.  Protection One disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this news release.

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Protection One and Subsidiaries

Summary Income Statement
(Dollars in thousands, except per share and subscriber amounts)

	Three Months Ended December 31,
	2002	2001
Revenues:
Monitoring & related services	$65,842	$72,116
Other	5,156	4,815
Total revenue	70,998	76,931

Cost of revenues:
Monitoring & related services	18,629	24,469
Other	7,774	5,939
Total cost of revenues	26,403	30,408

Gross profit	44,595	46,523

Selling expenses	8,669	4,022
General & administrative	19,631	23,212
Amortization of intangibles and depreciation expense	20,432	48,610
Loss on impairment of goodwill	103,937	—
Operating loss	(108,074)	(29,321)

Other (income)/expense:
Interest expense	10,797	11,302
Gain on bond retirement	(52)	(12,770)
Other	64	(556)
Loss from continuing operations before income taxes	(118,883)	27,297)
Income tax benefit	18,512	6,628
Loss from continuing operations	(100,371)	(20,669)
Loss from discontinued operations, net of tax	(40)	(634)

Net loss	$(100,411)	$(21,303)

Net loss per common share	$(1.03)	$(0.21)

Other Data:

End of period subscribers (excludes discontinued operations)	1,073,698	1,133,323
Weighted average common shares outstanding	97,956,039	99,504,495

Protection One and Subsidiaries

Summary Income Statement
(Dollars in thousands, except per share and subscriber amounts

	Year Ended December 31,
	2002	2001
Revenues:
Monitoring & related services	$270,854	$317,358
Other	19,726	15,488
Total revenue	290,580	332,846

Cost of revenues:
Monitoring & related services	78,635	100,603
Other	34,523	18,471
Total cost of revenues	113,158	119,074

Gross profit	177,422	213,772

Selling expenses	28,607	17,171
General & administrative	84,377	108,841
Amortization of intangibles and depreciation expense	82,440	195,773
Loss on impairment of customer accounts	338,104	—
Loss on impairment of goodwill	103,937	—
Operating loss	(460,043)	(108,013)

Other (income)/expense:
Interest expense	43,023	51,737
Gain on retirement of debt	(19,337)	(53,043)
Other	(602)	(125)
Loss from continuing operations before income taxes	(483,127)	(106,582)
Income tax benefit	148,852	21,572
Loss from continuing operations before accounting change	(334,275)	(85,010)
Loss from discontinued operations, net of tax	(2,967)	(1,038)
Loss before accounting change	(337,242)	(86,048)
Cumulative effect of accounting change, net of tax
Continuing operations	(541,330)	—
Discontinued operations	(2,283)	—

Net loss	$(880,855)	$(86,048)

Net loss per common share	$(8.98)	$(0.82)

Other Data:

End of period subscribers (excluding discontinued operations)	1,073,698	1,133,323
Weighted average common shares outstanding	98,071,206	105,458,601

Balance Sheet Data:

	December 31,	December 31,
	2002	2001
	(amounts in thousands)
ASSETS
Current assets	$96,488	$100,458
Property and equipment, net	37,754	42,255
Customer accounts, net	312,785	719,679
Goodwill	41,847	763,449
Other assets	348,698	123,097
	$837,572	$1,748,938

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	92,859	91,457
Long term debt, net of current portion	547,798	584,115
Other liabilities	28,768	11,590
Total liabilities	669,425	687,162

Stockholders’ equity	168,147	1,061,776
	$837,572	$1,748,938

Cash Flow Data:	Year Ended December 31,
	2002	2001

Net cash provided by operating activities	43,391	36,811

Net cash used in investing activities	(20,943)	(7,724)

Net cash used in financing activities	(24,950)	(27,879)